ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Escrow Agreement”) is made and entered into this 30th day of January, 2004 by and between Big Sky Energy Kazakhstan Ltd., an Alberta corporation (“BSEK”), Shengli Oilfield Junwei Petroleum-Tech Development Co., Ltd, a People’s Republic of China registered corporation (“Shengli”), and W. Scott Lawler, Esq., an attorney licensed in the State of California, (“Escrow Agent”) located at 1530-9 Avenue SE, Calgary, Alberta, Canada, T2G 0T7.

WHEREAS, BSEK and Shengli have entered into that certain Share Purchase Agreement dated October 7, 2003 (the “Purchase Agreement”), whereby Shengli will be acquiring 10,000,000 Class “A” common shares of BSEK (“Shares”);

WHEREAS, Shengli’s acquisition of the Shares is contingent upon payment of consideration in the amount of $2,300,000.00 USD (Two Million Three Hundred Thousand US Dollars) (the “Purchase Price”) to BSEK over time in accordance with the terms of the Frame Agreement for Joint Cooperation (“Frame Agreement”) entered into on November 6, 2003; and

WHEREAS,  the parties, simultaneously herewith, have entered into a Subscription Agreement of even date herewith for the subscription for the Shares (the “Subscription Agreement”) and the parties wish to enter into this Escrow Agreement to fulfill the relevant terms of the Purchase Agreement.

AGREEMENT

NOW THEREFORE, the parties hereto agree as follows:

1.

Upon execution hereof, BSEK shall deliver, or cause to be delivered, the Shares in the name of Shengli to the Escrow Agent.  Escrow Agent shall keep the Shares in the Escrow, except as provided herein, until the terms and conditions set forth herein are satisfied and shall then release the Shares pursuant hereto.

2.

(a) It is hereby understood and agreed to by and between all parties to this Agreement that none of the Shares shall be released from Escrow until the entire Purchase Price has been paid to BSEK, which shall be paid in accordance with the following payment schedule:

Date/Milestones	Investment	Share Issuance
Signature Bonuses (payable prior to December 31, 2003)	$1,000,000	4,347,826
November 25, 2003	$250,000	1,086,957
December 28, 2003	$500,000	2,173,913
January 20, 2004	$150,000	652,174
15 days after approval of Working Plan	$150,000	652,174
Production reaches 50 tonnes per day or accumulative production reaches 10,000 tonnes total	$250,000	1,086,957
Total	$2,300,000	10,000,000

In the event that Shengli fails to pay all the Purchase Price to BSEK, except for the $250,000 that is due upon reaching the production level described above, by the latter of March 1, 2004 or the date BSEK, or its subsidiary, KoZhaN LLP, spuds its first well in the Morskoye field, then BSEK shall have the right to cancel the Subscription Agreement and this Escrow Agreement, cancel the Shares and return all of the Purchase Price paid to BSEK.  BSEK shall exercise such right by issuance of written notice to Shengli.  If BSEK exercises such right, it shall repay all of the Purchase Price that it had received from Shengli from production net-revenue generated by the well or wells on such site, at a rate of 50% of such net-revenue.

(b) Payments of the Purchase Price shall be made via wire transfer to the Escrow Agent’s account. The wire transfer instructions set forth in the Subscription Agreement shall be used for each such payment.

3.

Upon receipt of the entire Purchase Price in accordance with the terms hereof and the Subscription Agreement, the Escrow Agent shall immediately release the Shares to Shengli and shall deliver them as an authorized representative of Shengli shall direct in writing to the Escrow Agent.

4.

Until the Shares are paid for by payment of the Purchase Price pursuant to the terms and conditions of the Subscription Agreement and this Escrow Agreement, the Shares shall be considered issued but not outstanding and Shengli shall not have the right to vote any of the Shares at an annual or general meeting of BSEK’s shareholders or pursuant to a written consent of shareholders. As for any of the Shares that are paid for through the payment of a portion of the Purchase Price but prior to the release of such Shares from Escrow pursuant to the terms and conditions hereof, Shengli hereby authorizes and appoints BSEK’s Board of Directors its true and lawful proxy, having full power to substitute, to represent Shengli and to vote such Shares. Upon release of the Shares from Escrow, this proxy shall automatically terminate and expire.

5.

The Shares, until released from Escrow pursuant to the terms and conditions hereof, shall remain the property of BSEK and shall not be subject to any lien or charges by the Escrow Agent, or judgments or creditors’ claims against either respective party until released in the manner provided herein.

6.

It is understood and agreed that the duties of the Escrow Agent are entirely ministerial being limited to receiving the Shares and holding and disbursing the Shares in accordance with this Escrow Agreement.

7.

The Escrow Agent is not a party to, and is not bound by, any agreement between BSEK and Shengli except as may be evidenced by or arises out of the foregoing instructions.

8.

The Escrow Agent shall not be required to take or be bound by notice of any default of any person or to take any action with respect to such default involving any expense or liability, unless notice in writing of such default by the undersigned or any of them is given to the Escrow Agent at the address of the Escrow Agent listed above, and unless the Escrow Agent is indemnified in a manner satisfactory to it against any expense or liability arising therefrom.

9.

The Escrow Agent shall not be liable for acting on any notice, request, waiver, consent, receipt, or other paper or document believed by the Escrow Agent to be genuine and to have been signed by the proper party or parties.

10.

The Escrow Agent shall not be responsible for the genuineness of any document or signature and may rely conclusively upon any instrument believed in good faith to be genuine or signed by the proper party or parties.  The Escrow Agent shall have no responsibility except for the performance of its expressed duties hereunder, and no additional duties shall be implied.  No amendment or modification of this Escrow Agreement or waiver of its terms shall affect the duties of the Escrow Agent unless the Escrow Agent consents thereto in writing.  The Escrow Agent shall not be liable for any act or omission in the performance of its duties as Escrow Agent unless such act or omission constitutes bad faith, gross negligence or fraud.

11.

The Escrow Agent shall not be required to institute or defend any legal action involving matters referred to herein or which affects the duties or liabilities of the Escrow Agent hereunder unless requested to do so by a party to this Escrow Agreement, and then only upon receiving full indemnity satisfactory to the Escrow Agent against any and all claims, liabilities, and expenses related thereto.  If a dispute arises among the parties in relation to the Escrow Agent or its duties, the Escrow Agent may act or refrain from acting (a) in reliance upon the advice of its counsel, or (b) until required to do so by an order of court of competent jurisdiction, and shall not be liable for so acting or refraining from acting.

12.

The Escrow Agent shall be paid a fee of $500.00 US for his agreement to act as Escrow Agent. Any additional services that may be required or requested by the parties (or any one of them), other than the collection and remittance of the Purchase Price and the holding and releasing of the Shares, shall be charged to the appropriate party at the Escrow Agent’s then-prevailing hourly rates.

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed by their respective duly authorized officers, as of the date first above written.

BIG SKY ENERGY KAZAKHSTAN LTD.

By:

/s/ Glenn van Doorne

Name:

Glenn Van Doorne

Title:

Managing Director

SHENGLI OILFIELD JUNWEI PETROLEUM-TECH DEVELOPMENT CO. LTD.

By:

/s/ Anxia Li

Name:

Anxia Li

Title:

W. SCOTT LAWLER, ESQ.

/s/ W. Scott Lawler

W. Scott Lawler, Esq.